Exhibit 10.76

[FORM OF BEDFORD PROPERTY INVESTORS, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT]

This Change in Control Severance Agreement (the “Agreement”) is entered into this            day of                           , 200     between [FULLNAME] (“Employee”) and Bedford Property Investors, Inc., a Maryland corporation (the “Company”). This Agreement is intended to provide Employee with the compensation and benefits described herein upon the occurrence of specific events following a change in control of the ownership of the Company (as defined below, “Change in Control”).

RECITALS

A.            As is the case with most, if not all, publicly traded businesses, it is expected that the Company from time to time may consider or may be presented with the need to consider the possibility of an acquisition by another company, a sale of its assets to multiple parties, or other change in control of the ownership of the Company. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Employee and can cause the Employee to consider alternative employment opportunities or to be influenced by the impact of a possible change in control of the ownership of the Company or its assets on Employee’s personal circumstances in evaluating such possibilities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company.

B.            The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his or her employment and to motivate Employee to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

C.            The Board believes that it is important to provide Employee with certain benefits upon Employee’s termination of employment in certain instances upon or following a Change in Control that provide Employee with enhanced financial security and incentive and encouragement to Employee to remain with the Company notwithstanding the possibility of a Change in Control.

D.            At the same time, the Board expects the Company to receive certain benefits in exchange for providing Employee with this measure of financial security and incentive under the Agreement. Therefore, the Board believes that the Employee should provide various specific commitments which are intended to assure the Company that Employee will not direct Employee’s skills, experience and knowledge to the detriment of the Company for a period not to exceed the period during which payments are being made to Employee under this Agreement.

E.             Certain capitalized terms used in this Agreement are defined in Article VII.

The Company and Employee hereby agree as follows:

ARTICLE I.

EMPLOYMENT BY THE COMPANY

1.1          Employee is currently employed as [TITLE] of the Company.

1.2          This Agreement shall be in full force and effect commencing on the Effective Date (as defined in Section 7.13).

1.3          The Company and Employee each agree and acknowledge that Employee is employed by the Company as an “at-will” employee and that either Employee or the Company has the right at any time to terminate Employee’s employment with the Company, with or without cause or advance notice, for any reason or for no reason. The Company and Employee wish to set forth the compensation and benefits which Employee shall be entitled to receive in the event that Employee’s employment with the Company terminates under the circumstances described in Article II of this Agreement.

1.4          The duties and obligations of the Company to Employee under this Agreement shall be in consideration for Employee’s past services to the Company, Employee’s continued employment with the Company, Employee’s compliance with the obligations described in Section 4.2, and Employee’s execution of the general waiver and release described in Section 4.3. The Company and Employee agree that Employee’s compliance with the obligations described in Section 4.2 and Employee’s execution of the general waiver and release described in Section 4.3 are preconditions to Employee’s entitlement to the receipt of benefits under this Agreement and that these benefits shall not be earned unless all such conditions have been satisfied through the scheduled date of payment. The Company hereby declares that it has relied upon Employee’s commitments under this Agreement to comply with the requirements of Article IV, and would not have been induced to enter into this Agreement or to execute this Agreement in the absence of such commitments.

ARTICLE II.

TERMINATION EVENTS

2.1          In the event that Employee’s employment with the Company and its subsidiaries is terminated as a result of an Involuntary Termination Without Cause during the Change in Control Period, then the Company shall pay Employee the compensation described in Article III.

2.2          In the event that Employee’s employment with the Company and its subsidiaries is terminated in connection with any other termination that is not an Involuntary Termination Without Cause, including but not limited to a termination (i) by the Company with Cause at any time, (ii) by the Company by reason of Employee’s death or Disability at any time, (iii) by the Company without Cause at any time other than during the Change in Control Period, (iv) by Employee at any time other than during the Change in Control Period, or (v) by Employee during the Change in Control Period other than for Good Reason, then Employee will not be entitled to receive any payments or benefits under the provisions of this Agreement, and the Company will cease paying compensation or providing benefits to Employee as of Employee’s Date of Termination.

ARTICLE III.

COMPENSATION AND BENEFITS PAYABLE

3.1          Right to Benefits. If an Involuntary Termination Without Cause occurs during the Change in Control Period, Employee shall be entitled to receive the benefits described in this Agreement so long as Employee complies with the restrictions and limitations set forth in Article IV. If an Involuntary Termination Without Cause does not occur during the Change in Control Period, Employee shall not be entitled to receive any benefits described in this Agreement, except as otherwise specifically set forth herein.

3.2          Severance Payment. Upon the occurrence of an Involuntary Termination Without Cause during the Change in Control Period, Employee shall receive an amount (the “Severance Payment”) equal to the sum of (a) the product of (i) his or her Annual Compensation and (ii) his or her Severance Factor and (b) a pro-rata bonus of $[BONUS] (pro-rated based on days served in the year in which the Date of Termination occurs). The Severance Payment shall be paid in one lump sum cash payment, on the Date of Termination (subject to the effectiveness of the Employee’s general waiver and release described in Section 4.3), less any applicable withholding of federal, state or local taxes.

3.3          Health Insurance Coverage. Following the occurrence of an Involuntary Termination Without Cause during the Change in Control Period, the Company (or any successor entity thereto) shall provide Employee and Employee’s eligible beneficiaries (the “Covered Persons”) for a period of at least two years after the Date of Termination with medical, dental and vision insurance coverage and benefits (the “Covered Benefits”) on terms that are no less favorable in any respect to the medical, dental and vision insurance coverage and benefits provided to such Covered Persons by the Company immediately prior to the consummation of the Change in Control. The Covered Benefits shall be provided to the Covered Persons at the sole expense of the Company (or the successor thereto), and shall continue to be provided pursuant to this Section 3.3 regardless of whether such Covered Persons subsequently become eligible for medical, dental or vision insurance from another employer.

3.4          Mitigation. Except as otherwise specifically provided herein, Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer or by retirement benefits after the date of the Involuntary Termination Without Cause, or otherwise.

3.5          Compliance with Section 409A. Notwithstanding anything herein to the contrary, if at the time of Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Company notifies Employee that, based on the advice of counsel, the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination employment is necessary in order to comply with Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). In addition, if any provision of this Agreement would cause Employee to incur any accelerated or additional tax under Section 409A of the Code, the Company may reform such provision to maintain to the extent practicable the original intent of the applicable provision without resulting in the accelerated or additional tax. The provisions of this Section 3.5 shall only apply to the extent required to avoid Employee’s incurrence of any accelerated or additional tax under Section 409A of the Code.

ARTICLE IV.

LIMITATIONS AND CONDITIONS ON BENEFITS; AMENDMENT OF AGREEMENT

4.1          Reduction in Payments and Benefits; Withholding Taxes. The benefits provided under this Agreement are in lieu of any benefit provided under any other severance plan, program or arrangement of the Company in effect at the time of an Involuntary Termination Without Cause. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to Employee because of his or her involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Agreement shall either be reduced or eliminated. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Employee’s involuntary termination of employment for the foregoing reasons, and the Company shall so construe and implement the terms of this Agreement. The Company shall withhold appropriate federal, state or local income, employment and other applicable taxes from any payments hereunder.

4.2          Obligations of the Employee.

(a)           For two years following the Involuntary Termination Without Cause, Employee agrees not to personally solicit any of the then-current employees either of the Company or of any entity in which the Company directly or indirectly possesses the ability to determine the voting of 50% or more of the voting securities of such entity (including two-party joint ventures in which each party possesses 50% of the total voting power of the entity) to become employed elsewhere or provide the names of such employees to any other company that Employee has reason to believe will solicit such employees.

(b)           Following the occurrence of an Involuntary Termination Without Cause, Employee agrees to continue to satisfy his obligations to the Company with respect to the treatment of the Company’s confidential and proprietary information. Employee’s obligations under this Section 4.2(b) shall not be limited to the term of this Agreement.

(c)           It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time or territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)           Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 4.2(a) or Section 4.2(b) would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, with respect to a breach or threatened breach of Section 4.2(a) or Section 4.2(b) only, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

4.3          Employee Release Prior to Receipt of Benefits. Upon the occurrence of an Involuntary Termination Without Cause during the Change in Control Period, and prior to the receipt of any benefits under this Agreement on account of the occurrence of an Involuntary Termination Without Cause, Employee shall, as of the Date of Termination, execute an employee release substantially in the form attached hereto as Exhibit A as shall be determined by the Company. Such employee release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution relating to Employee’s employment with the Company, but shall not include (i) Employee’s rights under this Agreement; (ii) Employee’s rights under any employee benefit plan (other than a severance benefit plan) sponsored by the Company; or (iii) Employee’s rights to indemnification under the Company’s bylaws or other governing instruments or under any agreement addressing such subject matter between Employee and the Company. It is understood that Employee has forty-five (45) days to consider whether to execute such employee release and Employee may revoke such employee release within seven (7) business days after execution of such employee release. In the event Employee does not execute such employee release within the forty-five (45) day period, or if Employee revokes such employee release within the seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void. Nothing in this Agreement shall limit the scope or time of applicability of such employee release once it is executed and not timely revoked.

4.4          Certain Reductions in Payments.

(a)           If any payment or benefit Employee would receive in connection with a change in ownership or effective control of the Company from the Company or otherwise (“Payment”) (as determined without regard to any additional payments required under this Section 4.4) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, or any comparable federal, state, local or foreign excise tax (such excise tax, together with any interest and penalties, is hereinafter referred to as the “Excise Tax”), then, subject to the provisions of subsection (b) hereof, such Payment shall be either (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered as to such lesser extent which would result in no portion of such severance payments and other benefits being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise

Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Employee, on an after-tax basis, of the greatest amount of severance payments and benefits provided for hereunder, notwithstanding that all or some portion of such severance payments and benefits may be subject to the Excise Tax. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4.4 shall be made by Deloitte Touche Tohmatsu (the “Independent Tax Consultant), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required under this Section 4.4, Independent Tax Consultant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to Independent Tax Consultant such information and documents as Independent Tax Consultant may reasonably request in order to make a determination under this Section 4.4. The Company shall bear all costs that Independent Tax Consultant may reasonably incur in connection with any calculations contemplated by this Section 4.4. In the event that Section 4.4(a)(ii)(B) above applies, then based on the information provided to Employee and the Company by Independent Tax Consultant, Employee may, in the Employee’s sole discretion and within 30 days of the date which Employee is provided with the information prepared by Independent Tax Consultant, determine which and how much of the Payments to be otherwise received by Employee shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Consultant in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Employee hereunder equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that a Payment is subject to the Excise Tax, then subsection (b) hereof shall apply, and the enforcement of subsection (b) shall be the exclusive remedy to the Company.

(b)           If, notwithstanding any reduction described in subsection (a) hereof (or in the absence of any such reduction), the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of one or more Payments, then Employee shall be obligated to pay back to the Company, within 30 days after a final IRS determination, an amount of such Payments equal to the “Repayment Amount.”  The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Employee’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments. If the Excise Tax is not eliminated pursuant to this subsection (b), Employee shall pay the Excise Tax.

4.5          Amendment or Termination of This Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Employee. The written consent of the Company to a change or termination of this Agreement must be signed by an authorized officer of the Company, after such change or termination has been approved by the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors.

ARTICLE V.

OTHER RIGHTS AND BENEFITS NOT AFFECTED

5.1          Nonexclusivity. Nothing in the Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Employee may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with the Company; provided, however, that in accordance with Section 4.1, any benefits provided hereunder shall be in lieu of any other severance benefits to which Employee may otherwise be entitled, including without limitation, under any employment contract or severance plan. Except as otherwise expressly provided herein, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of an Involuntary Termination Without Cause shall be payable in accordance with such plan, policy, practice or program.

5.2          Employment Status. This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Employee as an employee, (ii) to change the status of Employee as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

ARTICLE VI.

NON-ALIENATION OF BENEFITS

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

ARTICLE VII.

DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings set forth below:

7.1          “Affiliate” means generally with respect to the Company, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) the Company.

7.2          “Agreement” means this Change in Control Severance Agreement.

7.3          “Annual Compensation” shall mean the sum of Employee’s Reference Salary and Reference Bonus.

7.4          “Cause” shall mean shall mean Employee’s (a) conviction or entering a plea of guilty or no contest to a felony, (b) willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries, (c ) participated in any fraud against the Company, (d) willful and material breach of a Company policy, or (e) willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from Disability or any such actual or anticipated failure resulting from his or her resignation for Good Reason) after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his or her duties, and which performance is not substantially corrected within ten days of receipt of such demand. For purposes of the previous sentence, no act or failure to act on the part of Employee shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board Employee was guilty of conduct set forth above in clause (b), (c), (d) or (e) of the first sentence of this section and specifying the particulars thereof in detail.

7.5          “Change in Control” shall mean the occurrence of any of the following:

(a)           during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (¾) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(b)           there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in which the voting securities of the Company owned by the stockholders of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such reorganization, merger, consolidation or other corporate transaction; provided that any person who (i) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction, and (ii) is a beneficial owner of more than twenty percent (20%) of the securities of the Company immediately after such reorganization, merger, consolidation or other corporate transaction, shall be excluded from the list of “stockholders of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction for purposes of the preceding calculation);

(c)           the direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) percent of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided that “person or group of related persons” shall not include the Company, a Subsidiary, or an employee benefit plan sponsored by the Company or a Subsidiary (including any trustee of such plan acting as trustee); notwithstanding the foregoing, a “Change in Control”

shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions; or

(d)           the date on which the Company’s stockholders approve a plan providing for a transaction or series of transactions, the consummation of which would result in a sale, liquidation or distribution of all or substantially all of the assets of the Company.

7.6          “Change in Control Date” shall mean the date on which a Change in Control occurs.

7.7          “Change in Control Period” shall mean, in the case of a Change of Control as defined under Sections 7.5(a)-(c), the two-year period commencing on the Change in Control Date, and in the case of a Change of Control as defined under Section 7.5(d), an endless period commencing on the Change in Control Date.

7.8          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder, and any successor provisions thereto.

7.9          “Company” means Bedford Property Investors, Inc.

7.10        “Date of Termination” means the date of termination of Employee’s employment with the Company and its subsidiaries, determined as follows: (a) if employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that Employee shall not have returned to the full-time performance of his or her duties during such 30-day period), (b) if employment is terminated by the Company in an Involuntary Termination Without Cause, five days after the date the Notice of Termination is received by Employee, (c) if employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten days following the date such notice is received by Employee, (d) if employment is terminated by Employee for Good Reason, the Date of Termination shall be the  effective date of Employee’s resignation as set forth in the Notice of Termination (provided, that the events or circumstances cited by Employee as constituting Good Reason are not cured by the Company in accordance with the terms hereof) and (e) if employment is terminated by Employee other than for Good Reason, the Date of Termination shall be the date set forth in the Notice of Termination, which shall be no earlier than ten days after the date such notice is received by the Company.

7.11        “Disability” shall mean Employee’s incapacity due to physical or mental illness which causes Employee to be absent from the full-time performance of his or her duties with the Company as determined by the Company in its sole discretion.

7.12        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and rulings issued thereunder, and any successor provisions thereto.

7.13        “Effective Date” means the date on which the Board of Directors of the Company approves and authorizes the execution of this Agreement.

7.14        “Good Reason” means that the Employee voluntarily terminates employment with the Company and its subsidiaries during the Change in Control Period upon or within 60 days after the occurrence of any of the following:

(a)          A meaningful and detrimental alteration in the Employee’s position, or nature or status of responsibilities from those in effect immediately prior to the Change in Control Date;

(b)          A reduction by the Company in the Employee’s annual base salary by ten percent (10%) or more as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter;

(c)          The relocation of the office of the Company where the Employee is employed immediately prior to the Change in Control Date (the “CIC Location”) to a location which is more than 25 miles away from the CIC Location or the Company’s requiring the Employee to be based more than 25 miles away from the CIC Location (except for required travel on the Company’s business to an extent substantially consistent with his or her customary business travel obligations in the ordinary course of business prior to the Change in Control Date);

(d)          The failure by the Company to continue to provide the Employee with benefits at least as favorable in the aggregate to those enjoyed by the Employee under the Company’s savings, life insurance, medical, health and accident, disability, and fringe benefit plans and arrangements in which he or she was participating immediately prior to the Change in Control Date; the failure by the Company to provide the Employee with the number of paid vacation days to which he or she is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control; or the failure of the Company to obtain an agreement from any successor to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 8.7 hereof; provided, however, that no event described above shall constitute Good Reason unless it is communicated by the Employee to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to the Employee (including full retroactive correction with respect to any monetary matter) within ten days of the Company’s receipt of such written notice from the Employee; or

(e)          The consummation of a Change in Control as defined in Sections 7.5(a)-(c).

7.15        “Involuntary Termination Without Cause” means Employee’s (a)  involuntary termination of employment by the Company and its subsidiaries during the Change in Control Period other than for Cause or (b)  resignation of employment with the Company and its subsidiaries during the Change in Control Period for Good Reason.

7.16        “Notice of Termination” shall mean a written notice provided to Employee indicating the reason for his or her termination and the Date of Termination.

7.17        “Reference Bonus” shall mean $[REFBONUS].

7.18        “Reference Salary” shall mean $[REFSALARY].

7.19        “Severance Factor” shall mean $[SEVFACTOR].

7.20        “Subsidiary” means any corporation that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code with respect to the Company.

ARTICLE VIII.

GENERAL PROVISIONS

8.1          Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at Employee’s address as listed in the Company’s payroll records. Any payments made by the Company to Employee under the terms of this Agreement shall be delivered to Employee either in person or at such address as listed in the Company’s payroll records.

8.2          Severability. It is the intent of the parties to this Agreement that whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3          Waiver. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4          Complete Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between Employee and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes and replaces any prior understandings, whether oral or written, on the subject matter set forth herein, including but not limited to any change of control retention agreement previously entered into between Employee and the Company. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

8.5          Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6          Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall neither be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not delegate any of Employee’s duties hereunder and may not assign any of Employee’s rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Agreement by operation of law or otherwise.

8.8          Attorney Fees. If either party hereto brings any action to enforce such party’s rights hereunder, the prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.

8.9          Arbitration. In order to ensure rapid and economical resolution of any dispute which may arise under this Agreement, Employee and the Company agree that any and all disputes or controversies, arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall submitted to JAMS for non-binding mediation. If complete agreement cannot be reached within 60 days after the date of submission to mediation, any remaining issues will be submitted to JAMS to be resolved by final and binding arbitration under the JAMS Arbitration Rules and Procedures for Employment Disputes. The reference to JAMS shall refer to any successor to JAMS, if applicable. BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND EMPLOYEE ACKNOWLEDGE THAT THEY ARE WAIVING THEIR RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

8.10        Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

8.11        Construction. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

BEDFORD PROPERTY INVESTORS, INC.,
a Maryland corporation	EMPLOYEE

By:
Name:	Signature
Title:

Exhibit A: Employee General Release

Exhibit A

RELEASE

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